Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

February 20, 2025

For Immediate Release

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2024

Andover, Mass., February 20, 2025 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2024. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the fourth quarter ended December 31, 2024 totaled $96.2 million, a 3.8% increase from $92.7 million for the corresponding period a year ago, and a 3.2% sequential increase from $93.2 million in the third quarter of 2024.

Gross margin increased to $50.4 million for the fourth quarter of 2024, compared to $47.3 million for the corresponding period a year ago and increased from $45.7 million for the third quarter of 2024. Gross margin, as a percentage of revenue, increased to 52.4% for the fourth quarter of 2024, compared to 51.1% for the corresponding period a year ago and 49.1% for the third quarter of 2024. Operating expenses increased to $41.2 million for the fourth quarter of 2024, compared to $40.0 million for the corresponding period a year ago, and increased sequentially from $40.4 million for the third quarter of 2024.

Net income for the fourth quarter was $10.2 million, or $0.23 per diluted share, compared to net income of $8.7 million or $0.19 per diluted share, for the corresponding period a year ago and net income of $11.6 million, or $0.26 per diluted share, for the third quarter of 2024.

Cash flow from operations totaled $10.1 million for the fourth quarter, compared to cash flow from operations of $21.5 million for the corresponding period a year ago, and cash flow from operations of $22.6 million in the third quarter of 2024. Capital expenditures for the fourth quarter totaled $1.7 million, compared to $7.2 million for the corresponding period a year ago and $8.5 million for the third quarter of 2024. Cash and cash equivalents as of December 31, 2024 increased 3.6% sequentially to approximately $277.3 million compared to approximately $267.6 million as of September 30, 2024.

Backlog for the fourth quarter ended December 31, 2024 totaled $155.5 million, a 3.3% decrease from $160.8 million for the corresponding period a year ago, and 3.3% sequential increase from $150.6 million at the end of the third quarter of 2024.

Revenues for the year ended December 31, 2024 decreased 11.4% to $359.1 million, from $405.1 million for the prior year. Gross margin, as a percentage of revenue, increased to 51.2% for the year ended December 31, 2024, compared to 50.6% for the prior year. Net income for 2024 was $6.1 million, or $0.14 per diluted share and 1.7% of revenues, compared to $53.6 million, or $1.19 per diluted share and 13.2% of revenue in the prior year. Cash flows from operations totaled $50.8 million for the year ended December 31, 2024, a 31.8% decrease from cash flows from operations of $74.5 million for the prior year.

Commenting on fourth quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Revenues and gross margins improved. Further margin improvements depend upon higher utilization of our ChiP fab and increased licensing income. These revenue and income streams are synergistic as our standard license provides royalty discounts commensurate to the Licensee’s annual purchases of Vicor modules. Licensing has been gaining traction with companies whose computing hardware is increasingly dependent on high density power system solutions pioneered and patented by Vicor, including NBMs. Avoiding infringement is the ethical choice, but hyper-scalers also want to avoid the risk of their computing hardware being excluded from importation into the United States. Patent infringement has severe consequences.”

“Perfecting our 2nd generation, high density VPD for leading AI applications has taken longer than expected, with the fab out of a new ASIC raising the bar on the density and bandwidth of our current multipliers. 2nd generation VPD will enable AI processors to set new standards for performance and power system efficiency. We are focused on completing development of a high density VPD system for a lead customer ahead of providing demo systems to processor chip companies and hyper-scalers.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 20, 2025 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 5:00 p.m. on February 20, 2025. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2023, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	DEC 31, 2024	DEC 31, 2023	DEC 31, 2024	DEC 31, 2023
Product revenue	$80,392	$85,524	$312,463	$389,187
Royalty revenue	15,774	7,128	46,595	15,872

Net revenues	96,166	92,652	359,058	405,059
Cost of product revenues	45,806	45,308	175,060	200,130

Gross margin	50,360	47,344	183,998	204,929
Operating expenses:
Selling, general and administrative	24,171	22,694	96,886	85,714
Research and development	16,984	17,301	68,922	67,857
Litigation-contingency expense	—	—	19,500	—

Total operating expenses	41,155	39,995	185,308	153,571

Income (loss) from operations	9,205	7,349	(1,310)	51,358
Other income (expense), net	2,553	3,243	11,797	8,886

Income before income taxes	11,758	10,592	10,487	60,244
Less: Provision for income taxes	1,516	1,928	4,348	6,644

Consolidated net income	10,242	8,664	6,139	53,600
Less: Net (loss) income attributable to noncontrolling interest	(4)	(4)	10	5

Net income attributable to Vicor Corporation	$10,246	$8,668	$6,129	$53,595

Net income per share attributable to Vicor Corporation:
Basic	$0.23	$0.19	$0.14	$1.21
Diluted	$0.23	$0.19	$0.14	$1.19
Shares outstanding:
Basic	45,161	44,455	44,912	44,320
Diluted	45,296	45,017	45,168	45,004

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31, 2024 (Unaudited)	DEC 31, 2023 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$277,273	$242,219
Accounts receivable, net	52,948	52,631
Inventories	106,032	106,579
Other current assets	26,781	18,937

Total current assets	463,034	420,366
Long-term deferred tax assets	261	296
Long-term investment, net	2,641	2,530
Property, plant and equipment, net	152,705	157,689
Other assets	22,477	14,006

Total assets	$641,118	$594,887

Liabilities and Equity
Current liabilities:
Accounts payable	$8,737	$12,100
Accrued compensation and benefits	10,852	11,227
Accrued expenses	6,589	5,093
Accrued litigation	26,888	6,500
Sales allowances	1,667	3,482
Short-term lease liabilities	1,716	1,864
Income taxes payable	59	746
Short-term deferred revenue and customer prepayments	5,312	3,157

Total current liabilities	61,820	44,169
Long-term deferred revenue	—	1,020
Long-term income taxes payable	3,387	2,228
Long-term lease liabilities	5,620	6,364

Total liabilities	70,827	53,781
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	408,187	384,395
Retained earnings	302,803	296,674
Accumulated other comprehensive loss	(1,495)	(1,273)
Treasury stock	(139,424)	(138,927)

Total Vicor Corporation stockholders’ equity	570,071	540,869
Noncontrolling interest	220	237

Total equity	570,291	541,106

Total liabilities and equity	$641,118	$594,887